CONSENT OF SMITH BARNEY INC.

                      Dated as of August 25, 1994

Viacom Inc.
200 Elm Street
Dedham, Massachusetts 02026


Dear Sirs:

     We hereby consent to the inclusion in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 29, 1994 of our opinion letter appearing as Annex V to the Joint Proxy Statement/ Prospectus of Viacom Inc. and Blockbuster Entertainment Corporation which is a part of the Registration Statement and to the references thereto, and the use of our name, under the captions "Summary--The Merger", "The Merger--Reasons for the Merger; Recommendation of the Board of Directors", "The Merger-- Opinions of Financial Advisors" and "Certain Considerations" in the Joint Proxy Statement/Prospectus.


                                        Very truly yours,

                                        /s/ SMITH BARNEY INC.

                                            SMITH BARNEY INC.